EXHIBIT 99.1

American Power Conversion Appoints Vice President, Global Sales

WEST KINGSTON, R.I. -November 30, 2005 -- American Power Conversion (Nasdaq: APCC) (APC), a leading global provider of high availability systems for network-critical physical infrastructure (NCPI), today announced the appointment of Tom Goldman as vice president, global sales. Mr. Goldman replaces Ed Bednarcik who is leaving APC to pursue other opportunities.

Most recently Mr. Goldman was president and chief executive officer of NetBotz, Inc., which APC acquired in October 2005. As vice president, global sales, he will be responsible for overseeing APC’s global sales teams addressing enterprise, mid-market and retail customers.

“APC has made tremendous strides expanding beyond our traditional markets into the approximately $7 billion network-critical physical infrastructure (NCPI) market for data centers,” commented Rodger B. Dowdell, Jr., APC president and chief executive officer. “We have been very successful in growing this business and our core business simultaneously. I am confident that with Tom’s leadership we can continue on this path and expand APC’s market presence across our business. I would like to thank Ed for his many years of outstanding service and commitment to APC and wish him well in his future endeavors.”

Throughout his career, Mr. Goldman has held several senior executive level positions in sales and operations within the IT field. Prior to joining NetBotz, Mr. Goldman served as president and chief operating officer of enterprise software company Apogee Networks, where he grew and led the company to become the global leader in its market. Before joining Apogee Networks, he was vice president of sales at systems integrator Xerox Connect. Prior to his career in the IT industry, Mr. Goldman served as a fighter pilot in the United States Air Force. Mr. Goldman holds a bachelor’s degree in marketing from the University of Southern Florida and a master’s degree in business administration from Golden State University.

“I am very excited to be taking on this challenge at APC,” said Goldman. “It is obvious that APC sets it standards for customer satisfaction extremely high and has ambitious goals for expanding its traditional consumer, mid-market, and enterprise business worldwide. I look forward to applying my in-depth knowledge of data center customers and their NCPI solution needs toward accomplishing these objectives.”

Safe Harbor Provision
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially are described in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure™, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $1.7 billion for the year ended December 31, 2004, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company. All trademarks are the property of their owners. Additional information about APC and its global end-to-end solutions is available at www.apc.com or by calling 800-877-4080.

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For more information contact:

Investors: Debbie Hancock, APC director, investor relations, 401-789-5735, ext. 2994, debbie.hancock@apcc.com

Media: Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com